     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          FREMONT GENERAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                                    6331                                 95-2815260
(STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                          2020 SANTA MONICA BOULEVARD
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 315-5500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LOUIS J. RAMPINO
                     PRESIDENT AND CHIEF OPERATING OFFICER
                          FREMONT GENERAL CORPORATION
                          2020 SANTA MONICA BOULEVARD
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 315-5500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                               ELIZABETH R. FLINT
                                JAMES C. CREIGH
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
       SECURITIES TO             AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
       BE REGISTERED              REGISTERED            PER NOTE(1)                PRICE            REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------
Series B 7.70% Senior Notes
  due 2004..................     $200,000,000               100%                $200,000,000              $55,600
-------------------------------------------------------------------------------------------------------------------------
Series B 7.875% Senior Notes
  due 2009..................     $225,000,000               100%                $225,000,000              $62,550
-------------------------------------------------------------------------------------------------------------------------
          Total.............     $425,000,000                                   $425,000,000              $118,150
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act.

(2) Calculated pursuant to Rule 457(f)(2) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                                 [FREMONT LOGO]

                          FREMONT GENERAL CORPORATION
                               OFFER TO EXCHANGE

        $200,000,000 SERIES B                  $225,000,000 SERIES B
     7.70% SENIOR NOTES DUE 2004            7.875% SENIOR NOTES DUE 2009
                 FOR                                    FOR
             $200,000,000                           $225,000,000
     7.70% SENIOR NOTES DUE 2004            7.875% SENIOR NOTES DUE 2009

                               THE EXCHANGE NOTES

     The terms of the new Series B 7.70% Senior Notes due 2004 and Series B 7.875% Senior Notes due 2009 that we are offering in this prospectus are substantially identical to the terms of our already outstanding 7.70% Senior Notes due 2004 and 7.875% Senior Notes due 2009. The difference between them is that the exchange notes will be freely transferable and will not have any covenants regarding registration rights or additional interest.

                      MATERIAL TERMS OF THE EXCHANGE OFFER

- Expires 5 p.m., New York City time, on              , 1999, unless extended.

- Subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the SEC staff.

- Tenders of initial notes may be withdrawn at any time prior to the expiration of the exchange offer.

- All initial notes that are validly tendered and not withdrawn will be exchanged for exchange notes.

- We will not receive any proceeds from the exchange offer.

- All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act.

- We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                           -------------------------

                INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

              The date of this Prospectus is                , 1999

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 10-K for the fiscal year ended December 31, 1998 and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     We will provide you with a copy of these filings, at no cost, if you write or telephone our Corporate Secretary at the following address:

                          Fremont General Corporation
                          2020 Santa Monica Boulevard
                         Santa Monica, California 90404
                                 (310) 315-5500

YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                    SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the exchange notes being offered in this offering and our financial statements and notes thereto which are incorporated by reference in this prospectus.

     Unless otherwise indicated, all references in this prospectus to "the Company," "Fremont General Corporation," "we," "us" and "our" are to Fremont General Corporation and its subsidiaries, and all references to "Fremont General" are to Fremont General Corporation as a stand-alone entity.

                                  THE COMPANY

     Fremont General Corporation is an insurance and financial services holding company operating select businesses nationally in niche markets. Our reported assets were $7.4 billion and $6.1 billion as of December 31, 1998 and 1997, respectively. Our pre-tax earnings for 1998, 1997 and 1996 were $197 million, $159 million and $128 million, respectively. Our business strategy includes achieving income balance and geographic diversity among our business units in order to limit our exposure to industry, market and regional concentrations. Our business strategy also includes growing our business through new business development and acquisitions. Our common stock is traded on the New York Stock Exchange under the symbol "FMT."

     Our workers' compensation operation currently has major market positions in California, Illinois, Arizona, Idaho, Alaska, Indiana, Montana, Utah and Wisconsin. As of December 31, 1998, we had premiums inforce in thirty-nine states and the District of Columbia. We would have ranked as the seventh largest writer, in direct premiums, of workers' compensation insurance in the United States for the year ended December 31, 1997, according to A.M. Best, if the results of our September 1, 1998 acquisition of UNICARE Specialty Services, Inc. were included. For the years ended December 31, 1998, 1997 and 1996, we had workers' compensation insurance net premiums earned of $551 million, $571 million and $457 million, respectively. Over the last four years, we have focused on creating a broad national platform upon which to build our business, while providing geographic diversity to mitigate potential fluctuations in earnings from cyclical downturns in various regional economies. A.M. Best rates our workers' compensation insurance subsidiaries on a consolidated basis as "A-" (Excellent); this rating was reaffirmed on October 21, 1998. An "A-" rating is A.M. Best's fourth highest rating category out of fifteen rating categories ranging from "A++" (Superior) to "F" (In Liquidation).

     Our financial services operation originates loans on a national basis and provides commercial and residential real estate lending, commercial working capital lines of credit and insurance premium financing. In addition, we make investments in larger commercial loans originated and serviced by other financial institutions. We also purchase pools of loans from time to time that meet our new loan origination underwriting guidelines. Our lending is done primarily on a senior and secured basis and we seek to minimize our credit exposure through conservative loan underwriting and a comprehensive system of collateral monitoring. We continue to focus on loan origination by broadening our existing distribution channels and creating new distribution channels. The outstanding loan portfolio of our financial services operation has grown from $1.5 billion at December 31, 1994 to $3.0 billion at December 31, 1998.

     Our principal executive offices are located at 2020 Santa Monica Boulevard, Santa Monica, California, 90404. Our telephone number at this location is (310) 315-5500.

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

     The exchange notes consist of $200,000,000 Series B 7.70% Senior Notes due 2004 and $225,000,000 Series B 7.875% Senior Notes Due 2009. The form and terms of the exchange notes are substantially identical to the form and terms of the initial notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes are governed by the same indenture.

Securities Offered...........   $200,000,000 aggregate principal amount of
                                Series B 7.70% Senior Notes due March 17, 2004 and $225,000,000 aggregate principal amount of Series B 7.875% Senior Notes due March 17, 2009.

Maturity Dates...............   March 17, 2004 for the notes Due 2004 and March
                                17, 2009 for the notes Due 2009.

Interest Payment Dates.......   Each March 17 and September 17, commencing
                                September 17, 1999.

Form and Denominations of
  Securities.................   The exchange notes will be issued in
                                denominations of $1,000 and integral multiples thereof. The exchange notes will be in book entry form and will be represented by one or more global notes (the "global notes") deposited with, or on behalf of, The Depository Trust
                                Company. Interests in the global notes will be shown on, and transfers will be effected only though, records maintained by DTC and its participants. See "Description of the
                                Notes -- General" and "-- Form, Denomination and
                                Registration."

Optional Redemption..........   We may redeem the notes, in whole or in part, at
                                our option at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption. See "Description of the Notes --
                                Optional Redemption."

Sinking Fund.................   None.

Covenants....................   The notes will be subject to certain restrictive
                                covenants including limitations on liens, limitations of dividend and other payment restrictions affecting Significant Insur-ance Subsidiaries and limitation on issuance and sale of Capital Stock of Significant Insurance
                                Subsidiaries. See "Description of the
                                Notes -- Certain Covenants."

Ranking......................   The notes will be unsecured senior indebtedness
                                of Fremont General ranking equally with Fremont
                                General's existing and future unsubordinated unsecured indebtedness and senior in right of payment to all subordinated indebtedness of Fremont General. The notes will be effectively subordinated to all secured indebtedness of Fremont General with respect to assets securing such indebtedness and will be effectively subordinated to all liabilities of Fremont
                                General's subsidiaries, including trade
                                payables. See "Risk Factors -- Our Operational and Debt Structure Affects the Priority of the Notes" and "Description of the Notes -- Ranking and Holding Company Structure."

Trustee......................   The First National Bank of Chicago is the
                                trustee under the indenture pursuant to which the initial notes and the exchange notes were issued.

Absence of Market for the
  Notes......................   The exchange notes will be a new issue of
                                securities for which there currently is no market. We cannot assure you that a trading market will develop for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the Nasdaq Stock Market.

Risk Factors.................   See Risk Factors beginning on page 8 for a
                                discussion of certain risks relating to an investment in the notes.

                         SUMMARY OF THE EXCHANGE OFFER

Registration Rights
Agreement....................   We issued the initial notes on March 17, 1999 to
                                Merrill Lynch, Pierce, Fenner & Smith
                                Incorporated, Credit Suisse First Boston
                                Corporation, Goldman, Sachs & Co. and Warburg
                                Dillon Read LLC. These initial purchasers subsequently resold the notes to institutional investors in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. In connection with this private placement, we entered into the registration rights agreement that provides for the exchange offer.

The Exchange Offer...........   We are offering exchange notes in exchange for
                                an equal principal amount of initial notes. As of this date, there are $425,000,000 aggregate principal amount of initial notes outstanding.
                                Initial notes may be tendered only in integral multiples of $1,000.

Resale of Exchange Notes.....   We believe that the exchange notes issued in the
                                exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                - you are acquiring the exchange notes in the
                                  ordinary course of your business

                                - you have no arrangements or understandings
                                  with any person to participate in the exchange offer for the purpose of distributing the exchange notes

                                - you are not an "affiliate" of ours.

                                If any of the statements above are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against such liability.

                                Each broker-dealer that receives exchange notes for its own account in exchange for initial notes which were acquired by such broker-dealer as a result of market making or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act upon a resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. For more information, see "Plan of Distribution." We will take steps to ensure that the issuance of the exchange notes will comply with state securities or "blue sky" laws.

Consequences If You Do Not
  Exchange Initial Notes.....   If you do not exchange your initial notes for
                                exchange notes, you will no longer be able to force us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless they are registered under the Securities Act and we will have no obligation to register them, except for some limited exceptions. This instruction does not apply if you offer or sell them under an exemption from the requirements of the Securities Act.

Expiration Date..............   The exchange offer will expire at 5:00 p.m., New
                                York City Time, on                1999, unless
                                we decide to extend the expiration date.

Interest On the Exchange
  Notes......................   The exchange notes will accrue interest at 7.70%
                                per year with respect to the notes due 2004 and 7.875% per year with respect to the notes due
                                2009, from either the
                                last date we paid interest on the initial notes you exchanged or, if you surrendered your initial notes for exchange after the applicable record date, the date we paid interest on such initial notes. We will pay interest on the exchange notes on March 17 and September 17 of each year.

Conditions To The Exchange
  Offer......................   The exchange offer is subject to customary
                                conditions, including that:

                                - the exchange offer does not violate any
                                  applicable law or applicable interpretation of law of the SEC staff;

                                - no litigation materially impairs our ability
                                  to proceed with the exchange offer; and

Procedures For Tendering
  Initial Notes..............   If you wish to accept the exchange offer, you
                                must complete, sign and date the letter of transmittal and transmit it together with all other documents required by the letter of transmittal (including the initial notes to be exchanged) to First Chicago Trust Company of New
                                York, as exchange agent, at the address
                                specified on the cover page of the letter of transmittal. Alternatively, you can tender your initial notes by following the procedures for book-entry transfer, as described in this document.

Guaranteed Delivery
Procedures...................   If you wish to tender your initial notes and you
                                cannot get your required documents to the exchange agent by the expiration date, you may tender your initial notes according to the guaranteed delivery procedures described under the heading "The Exchange Offer -- Guaranteed
                                Delivery Procedures."

Withdrawal Rights............   You may withdraw the tender of your initial
                                notes at any time prior to 5:00 p.m., New York
                                City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address specified in the section, "The Exchange Offer -- Exchange Agent" by 5:00 p.m., New York City time, on the expiration date.

Acceptance Of Initial Notes
  And Delivery of Exchange
  Notes......................   We will accept any and all initial notes that
                                are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date as long as all of the conditions are met. We will deliver the exchange notes promptly after the expiration date.

Tax Considerations...........   We believe that the exchange of initial notes
                                for exchange notes should not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange.

Exchange Agent...............   First Chicago Trust Company of New York is
                                serving as exchange agent for the exchange offer.

Fees And Expenses............   We will bear all expenses related to
                                consummating the exchange offer and complying with the registration rights agreement, other than underwriting discounts and commissions and transfer taxes.

Use Of Proceeds..............   We will not receive any cash proceeds from the
                                issuance of the exchange notes. We used the proceeds from the sale of the initial notes to repay all indebtedness outstanding under Fremont
                                General's bank line of credit and for general corporate purposes, including working capital.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth our summary financial and other operating data. The summary income statement data, balance sheet data and senior debt ratios in the table are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, our independent auditors. The following summary financial data should be read in conjunction with our consolidated financial statements, related notes thereto, and other financial information incorporated by reference into this prospectus.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                    YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------
                                                  1998(1)      1997(2)        1996       1995(3)        1994
                                                 ----------   ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS, EXCEPT PERCENTAGES)
INCOME STATEMENT DATA:
  Property and casualty premiums earned........  $  552,078   $  601,183   $  486,860   $  606,917   $  433,584
  Loan interest................................     234,828      194,412      163,765      162,992      113,382
  Net investment income........................     192,815      149,729      123,531      119,523       76,821
  Realized investment gains (losses)...........        (605)      (1,964)      (1,658)           1         (315)
  Other revenues...............................      58,481       30,935       23,306       34,381       29,676
                                                 ----------   ----------   ----------   ----------   ----------
  Total revenues...............................  $1,037,597   $  974,295   $  795,804   $  923,814   $  653,148
                                                 ==========   ==========   ==========   ==========   ==========
  Property and casualty income.................  $  169,235   $  144,667   $  117,593   $   83,092   $   61,265
  Financial services income....................      55,506       42,286       36,589       35,737       28,014
  Other interest and corporate expense.........     (28,029)     (28,060)     (25,873)     (18,502)      (7,708)
                                                 ----------   ----------   ----------   ----------   ----------
  Income before taxes..........................     196,712      158,893      128,309      100,327       81,571
  Income tax expense...........................     (63,748)     (50,601)     (41,021)     (32,305)     (25,759)
                                                 ----------   ----------   ----------   ----------   ----------
  Net Income...................................  $  132,964   $  108,292   $   87,288   $   68,022   $   55,812
                                                 ==========   ==========   ==========   ==========   ==========
GAAP RATIOS FOR PROPERTY AND CASUALTY
  SUBSIDIARIES:
  Loss ratio...................................        60.8%        64.7%        68.9%        76.0%        63.1%
  Expense ratio................................        34.5%        27.5%        25.9%        24.5%        23.4%
  Policyholder dividends ratio.................         0.9%         0.8%          --           --         11.5%
                                                 ----------   ----------   ----------   ----------   ----------
  Combined ratio...............................        96.2%        93.0%        94.8%       100.5%        98.0%
                                                 ==========   ==========   ==========   ==========   ==========
RATIO OF SENIOR DEBT TO TOTAL CAPITALIZATION:
  (4)
  Including FASB 115(5)........................        22.4%        20.7%         2.7%        12.4%         5.0%
  Excluding FASB 115(5)........................        23.1%        21.7%         2.7%        12.7%         4.4%
BALANCE SHEET DATA:
  Total assets.................................  $7,369,612   $6,090,627   $4,307,512   $4,477,399   $3,134,390
  Fixed income and other investments...........   2,386,757    2,442,813    1,484,310    1,937,890      888,918
  Loans receivable.............................   2,958,176    1,983,687    1,688,040    1,499,043    1,440,774
  Claims and policy liabilities................   2,571,027    2,460,550    1,579,325    1,971,719    1,012,704
  Short-term debt..............................     165,702       26,290       16,896       72,191      176,325
  Long-term debt...............................     913,006      691,068      636,456      693,276      468,390
  Trust Originated Preferred
    Securities(SM)(6)..........................     100,000      100,000      100,000           --           --
  Stockholders' equity
    Including FASB 115(5)......................     950,912      832,815      559,117      498,090      351,013
    Excluding FASB 115(5)......................     912,010      779,906      556,488      476,491      416,378

-------------------------
(1) The Company acquired UNICARE Specialty Services, Inc. on September 1, 1998.

(2) The Company acquired Industrial Indemnity Holdings, Inc. on August 1, 1997.

(3) The Company acquired Casualty Insurance Company on February 22, 1995.

(4) The ratio of debt of Fremont General, on a nonconsolidated basis, that ranks equally with or senior to the notes, to the sum of (a) stockholders' equity of Fremont General; (b) debt of Fremont General, on a nonconsolidated basis, that ranks equally with or senior to the notes; (c) debt of Fremont General, on a nonconsolidated basis, that is subordinated to the notes by its terms; and (d) the 9% Junior Subordinated Debentures due March 31, 2026 of Fremont General issued in connection with the mandatorily redeemable preferred securities of the subsidiary trust (the "TOPrS Trust") holding solely Fremont General junior subordinated debentures or any other similar securities issued from time to time in the future.

(5) Effective January 1994, FASB 115 changed the accounting treatment afforded the Company's investment portfolio wherein unrealized gains and losses on securities designated by the Company as available for sale are included net of deferred taxes, as a component of stockholders' equity.

(6) Fremont General-obligated mandatorily redeemable preferred securities of the TOPrS Trust.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones that we may face. There may be additional risks and uncertainties not presently known to us or that we currently do not believe are material that may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the exchange notes could decline and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     We issued the initial notes in a private offering exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your initial notes except in compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to exemptions from such registration requirements. If you do not exchange your initial notes for exchange notes in this exchange offer, your initial notes will continue to be subject to these transfer restrictions after the completion of this exchange offer.

     After completion of this exchange offer, if you do not tender your initial notes in this exchange offer, you will no longer be entitled to any registration rights under the registration rights agreement, except under limited circumstances.

     To the extent initial notes are tendered and accepted in the exchange offer, the liquidity of the trading market, if any, for the initial notes could be adversely affected.

OUR OPERATING RESULTS AND FINANCIAL CONDITION MAY VARY

     Our profitability can be affected significantly by many factors including competition, the severity and frequency of claims, interest rates, legislation and regulations, court decisions, the judicial climate and general economic conditions and trends, all of which are outside of our control. In addition, our results may be affected by our ability to assess and integrate successfully the operations of companies we acquire. Any of these factors could contribute to significant variation in our results of operations within the different aspects of our business, or businesses taken as a whole, from quarter to quarter and from year to year.

     With respect to our workers' compensation insurance business, changes in economic conditions can lead to reduced premium levels due to lower payrolls as well as increased claims due to the tendency of workers who are laid off to submit workers' compensation claims. Changes in market interest rates can affect the amount of interest income that we earn on our investment portfolio, as well as the amount of realized and unrealized gains or losses on specific holdings within our investment portfolio. Legislative and regulatory changes can also cause the operating results of our workers' compensation insurance businesses to vary.

     During periods when economic conditions are unfavorable, our financial services businesses may not be able to originate new loan products or maintain credit quality at previously attained levels. This may negatively affect our net finance income and levels of non-performing assets and net charge-offs. Changes in market interest rates, or in the relationships between various interest rates, could cause our interest margins to vary and may result in significant changes in the prepayment patterns of our finance receivables, which could adversely affect our results of operations and financial condition.

OUR LOSS RESERVES MAY PROVE TO BE INADEQUATE

     Our property and casualty insurance subsidiaries are required to maintain reserves to cover their ultimate liability for losses and loss adjustment expense ("LAE") with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves do not represent an exact calculation of liabilities, but instead are estimates involving actuarial projections at a given time of what we expect the ultimate settlement and administration of claims will cost. These projections are based on facts and circumstances then known, predictions of future events, estimates of future trends in claims frequency and severity, and judicial theories of liability, as well as other factors. Establishment of appropriate reserves is an inherently uncertain process and we cannot assure you that our currently established reserves will prove to be adequate in light of subsequent actual experience. Our future loss development could require us to increase loss reserves from prior periods, which would adversely affect our earnings in future periods.

     Our financial services businesses maintain reserves for credit losses on their portfolio of finance receivables in amounts that we believe are sufficient to provide adequate protection against potential losses. We attempt to minimize the impact that adverse economic developments could have on our finance receivables portfolio by concentrating primarily on lending on a senior and secured basis and by carefully monitoring the underlying collateral that secures these loans. Although we believe that our consolidated level of reserves is sufficient to cover potential credit losses, our reserves could prove to be inadequate due to unanticipated adverse changes in economic conditions or discrete events that adversely affect specific borrowers, industries or markets. Any of these changes could impair our ability to realize the expected value of the collateral securing certain of our finance receivables.

COMPETITION MAY ADVERSELY AFFECT OUR MARKET SHARE AND OPERATING RESULTS

     Our insurance services business competes in a market characterized by competition on the basis of price and service. In addition, state regulatory changes could affect competition in the states where we transact business. Although we are one of the largest writers of workers' compensation insurance in the nation, certain of our competitors are larger and have greater resources than we do. We cannot assure you that we will continue to maintain our market share in the future.

     Our financial services businesses compete in markets that are highly competitive and are characterized by factors that vary based upon product and geographic region. The markets in which we compete are typically characterized by a large number of competitors who compete based primarily upon price, terms and loan structure. We primarily compete with banks and mortgage and finance companies, many of which are larger and have greater financial resources than we do. The competitive forces of these markets could adversely affect our net finance income, loan origination volume or net credit losses.

REGULATORY DEVELOPMENTS COULD ADVERSELY AFFECT OUR OPERATIONS AND ABILITY TO MAKE PAYMENTS ON THE NOTES

     Our workers' compensation insurance operations are concentrated in California and Illinois, with additional writings in 37 other states and the District of Columbia. Insurance companies are subject to supervision and regulation by the state insurance authority in each state in which they transact business. Such supervision and regulation relate to the numerous aspects of an insurance company's business and financial condition. The primary purpose of such supervision and regulation is the protection of policyholders rather than investors or stockholders of an issuer. Our multistate insurance operations require, and will continue to require, us to devote significant resources to comply with the regulations of each state in which we transact business.

     Illinois began operating under an open rating system in 1982 and California began operating under such a system effective January 1, 1995. In an open rating system, workers' compensation companies are provided with advisory rates (expected losses and expenses) or loss costs (expected losses only) which vary by job classification. Each insurance company determines its own rates based in part upon its particular loss experience and operating costs. Insurance companies generally set their premium rates below such advisory premium rates. Before January 1, 1995, California operated under a minimum rate law, whereby premium rates established by the California Department of Insurance were the minimum rates which could be charged by an insurance carrier. The repeal of the minimum rate law has resulted in lower premiums and profitability on our California workers' compensation policies due to increased price competition.

     Our financial services businesses include a Federal Deposit Insurance Corporation ("FDIC") insured thrift and loan subject to supervision and regulation by the California Department of Financial Institutions and the FDIC. Federal and state regulations prescribe certain minimum capital requirements and, while our thrift and loan is currently in compliance with such requirements, in the future we could be required to make additional contributions to our thrift and loan in order to maintain compliance with such requirements. Federal and state regulatory authorities have the power to prohibit or limit the payment of dividends by our thrift and loan. Future changes in government regulation and policy could adversely affect the thrift and loan industry, including our thrift and loan.

     The payment of stockholder dividends and the advancement of loans to Fremont General by our subsidiaries are, and may continue to be, subject to certain statutory and regulatory restrictions and are contingent upon the earnings and surplus of those subsidiaries.

OUR OPERATIONAL AND DEBT STRUCTURE AFFECTS THE PRIORITY OF THE NOTES

     Our assets consist primarily of investments in our subsidiaries. Our operations are currently conducted through our subsidiaries. Accordingly, our cash flow and consequent ability to service our debt, including the notes, is primarily dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loan advances to us by our subsidiaries are and may continue to be subject to certain statutory and regulatory restrictions and various agreements, principally loan agreements, of our subsidiaries that restrict the ability of the respective subsidiaries to pay cash dividends or advance loans and other payments to us.

Furthermore, our rights, and the rights of our creditors to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be effectively subordinated to all existing and future liabilities, including any subordinated debt and trade payables, of our subsidiaries, except to the extent that Fremont General is itself recognized as a creditor of such subsidiary, in which case the claims of Fremont General would still be subordinate to any secured claims in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Fremont General.

     The notes will constitute unsecured senior indebtedness of Fremont General and will rank pari passu (equally) with all of our other existing and future unsubordinated unsecured senior indebtedness for borrowed money. The notes will be effectively subordinated to all of our secured indebtedness with respect to the assets securing such indebtedness, and the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. See "Description of the Notes -- Ranking and Holding Company Structure."

THERE IS NO PUBLIC MARKET FOR THE SECURITIES

     The exchange notes will be a new issue of securities for which there currently is no market. We cannot assure you that a trading market will develop for any of the exchange notes. The exchange notes may trade at a discount from the initial offering price of the initial notes, depending upon prevailing interest rates, the market for similar securities, our financial condition and other factors beyond our control, including general economic conditions. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq Stock Market.

IF OUR CRITICAL COMPUTER SYSTEMS ARE NOT YEAR 2000 COMPLIANT, OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED

     Many existing computer programs use only two digits to identify a specific year and therefore may not accurately recognize the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. Due to the dependence of our insurance services and financial services businesses on computer technology to operate their businesses, and the dependence of the insurance and financial services industries on computer technology, the nature and impact of Year 2000 processing failures on our business could be material. We are currently modifying our computer systems in order to enable our systems to process data and transactions incorporating Year 2000 dates without material errors or interruptions. We cannot assure you that our Year 2000 compliance efforts will be completed in a timely manner or that our Year 2000 compliance efforts will be successful even if they are completed in a timely manner.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive the initial notes in like principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. The issuance of the exchange notes will not result in any increase in our indebtedness.

     Our net proceeds from the offering were $420,236,500, after deducting the selling discounts and commissions but before deducting estimated offering expenses. We used the net proceeds of the offering to repay all indebtedness outstanding under the Fremont General's bank line of credit and for general corporate purposes, including working capital. Fremont General may reborrow under its bank line of credit, subject to certain conditions and limitations, including as set forth under "Description of the Notes -- Certain Covenants." At December 31, 1998, Fremont General had $300 million outstanding under its bank line of credit, bearing interest at a weighted average rate of 5.76% per annum. This line of credit matures on August 1, 2002.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                     1998   1997   1996   1995   1994
                                                     ----   ----   ----   ----   ----
                                                               (UNAUDITED)
Ratio of earnings to fixed charges(1)..............  2.17   2.07   2.07   1.94   2.29

-------------------------
(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest on indebtedness (including interest on thrift deposits), the representative interest portion of operating leases (deemed to be one-third of all rental expense) and the amortization of debt issuance costs. Included in "interest on indebtedness" are the distributions on the Fremont General-obligated mandatorily redeemable preferred securities of the TOPrS Trust.

                               THE EXCHANGE OFFER

     The following summary of certain provisions of the registration rights agreement does not purport to be complete. The following discussion is qualified in its entirety by reference to the registration rights agreement, which has been filed as an exhibit to the registration statement.

PURPOSE OF THE EXCHANGE OFFER

     Upon the issuance of the initial notes under the purchase agreement, the initial purchasers and their respective assignees became entitled to the benefits of the registration rights agreement. Under the registration rights agreement, we are required to:

     - use reasonable best efforts to cause the registration statement to declared effective no later than 150 days after the date the initial notes were issued,

     - keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after we notify holders of the notes of the exchange offer, and

     - use reasonable best efforts to complete the exchange offer as soon as practicable, but no later than 180 days after the date on which we issued the initial notes.

     The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. If we fail to fulfill such obligations, you, as a holder of outstanding initial notes, are entitled to receive "Additional Interest" until we have fulfilled such obligations, at the rate of 0.25%, which rate will increase by an additional 0.25% at the beginning of each 90-day period that we must pay Additional Interest, provided that any such increase in the interest rate may not exceed 1.0%. All amounts of accrued Additional Interest will be payable in cash on the same interest payment dates as the notes.

EFFECT OF THE EXCHANGE OFFER

     Based on interpretations by the SEC staff contained in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes issued to you under the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can represent that:

     - you are acquiring the exchange notes in the ordinary course of your business;

     - you have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange notes; and

     - you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours.

     If you are not able to make these representations, you are a "Restricted Holder." As a Restricted Holder, you will not be able to participate in the exchange offer, may not rely on the SEC staff positions set forth in the Exxon Capital Holdings Corporation no-action letter and similar no-action letters and may only sell your initial notes as part of a registration statement containing the selling security holder information required by Item 507 of SEC Regulation S-K, or under an exemption from the registration requirement of the Securities Act.

     In addition, each broker-dealer (other than a Restricted Holder) that receives exchange notes for its own account in exchange for initial notes which were acquired by such broker-dealer as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the SEC staff, we believe that a Participating Broker-Dealer may offer for resale, resell and otherwise transfer exchange notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as part of their resales. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. By acceptance of this exchange offer, each broker-dealer that receives exchange notes under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of exchange notes. See "Plan of Distribution."

     To the extent initial notes are tendered and accepted in the exchange offer, the principal amount of outstanding initial notes will decrease with a resulting decrease in the liquidity in the market for the initial notes. Initial notes that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept any and all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. As of the date of this prospectus, an aggregate of $425 million principal amount of the initial notes is outstanding. We will issue $1,000 principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of outstanding initial notes accepted in the exchange offer. Holders may tender some or all of their initial notes under the exchange offer. However, initial notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the initial notes, except that:

     - the offering of the exchange notes has been registered under the Act;

     - the exchange notes will not be subject to transfer restrictions;

     - the exchange notes will be issued free of any covenants regarding registration rights and free of any provision for Additional Interest; and

     - the exchange notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture under which initial notes were, and the exchange notes will be, issued.

     You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act.

     We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

     If we do not accept for exchange any tendered initial notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted initial notes will be returned to you, without expense, as promptly as practicable after the expiration date.

     If you tender initial notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of initial notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" means 5:00 p.m., New York City time, on
               1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless otherwise required by applicable law or regulation.

     We have the right, in our reasonable discretion, (1) to delay accepting any initial notes, to extend the exchange offer or, if any of the conditions set forth below under "Conditions" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent, or (2) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement. If we believe that we have made a material amendment of the terms of the exchange offer, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the notes of such amendment and we will extend the exchange offer to the extent required by law.

     Without limiting the manner in which we may choose to make public announcement of any delay, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     Only a holder of initial notes may tender the initial notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with the initial notes (or a confirmation of an appropriate book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC" or the "Depositary")) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the initial notes (or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent's account at DTC as described below), letter of transmittal and other required documents must be received by the exchange agent at the address listed below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     Any financial institution which is a participant in DTC may make book-entry delivery of the initial notes by causing DTC to transfer the initial notes into the exchange agent's account and to deliver an Agent's Message (as defined below) on or prior to the expiration date in accordance with DTC's procedure for such transfer.

     Although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at one of its addresses listed below under "Exchange Agent," or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this prospectus to deposit or delivery of initial notes shall be deemed to include DTC's book-entry delivery method.

     The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If initial notes are sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or initial notes should be sent to us.

     Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Any beneficial owner whose initial notes are registered in the name of a dealer, commercial bank, trust company or other nominee and who wishes to tender initial notes should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's initial notes, either make appropriate arrangements to register ownership of the initial notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the initial notes are tendered (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered initial notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of initial notes, neither we nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders (or, in the case of initial notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such initial notes), unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date, (b) as set forth below under "Conditions," to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, each holder will represent to us that, among other things, such holder is not a Restricted Holder. In addition, each Participating Broker-Dealer must acknowledge that it will deliver a prospectus as part of any resale of exchange notes.

BOOK-ENTRY TRANSFER

     The exchange agent will establish a new account or utilize an existing account with respect to the initial notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of initial notes may make a book-entry tender of initial notes by causing DTC to transfer such initial notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although tender of initial notes may be effected through book-entry transfer at DTC, the letter of transmittal, properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the exchange agent at its address listed below under the caption "Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of book-entry transfer of initial notes into the exchange agent's account at DTC as described above is referred to in this prospectus as a "Book-Entry Confirmation." Delivery of documents to

DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering initial notes stating (1) the aggregate principal amount of initial notes which have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their initial notes and (1) whose initial notes are not immediately available or (2) who cannot deliver their initial notes (or a confirmation of book-entry transfer of initial notes into the exchange agent's account at DTC), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (3) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     - the tender is made by or through an Eligible Institution;

     - prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) listing the name and address of the holder of the initial notes and the principal amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the expiration date, a duly executed letter of transmittal together with the initial notes (or a confirmation of book-entry transfer of such initial notes into the exchange agent's account at DTC), and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such Eligible Institution with the exchange agent; and

     - the properly completed and executed letter of transmittal, and all tendered initial notes in proper form for transfer (or a confirmation of book-entry transfer of such initial notes into the exchange agent's account at DTC) and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

     Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their initial notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of initial notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must: (1) specify the name of the person having deposited the initial notes to be withdrawn (the "Depositor"), (2) identify the initial notes to be withdrawn (including the certificate number or numbers and principal amount of such initial notes), (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the initial notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the initial notes register the transfer of the initial notes into the name of the person withdrawing the tender and (4) specify the name in which any initial notes are to be registered if different from that of the Depositor. If the initial notes have been delivered under the book-entry procedure set forth above under "-- Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn initial notes.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Properly withdrawn initial notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

     Any initial notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder (or, in the case of initial notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these initial notes will be credited to an account maintained with such book-entry transfer facility for the initial notes).

CONDITIONS

     Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any initial notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any initial notes, if:

     - the exchange offer will violate applicable law or any applicable interpretation of the SEC Staff; or

     - the initial notes or not tendered in accordance with the exchange offer;
       or

     - you do not represent that you are acquiring the exchange notes in the ordinary course of your business, and that you have no arrangement or understanding with any person to participate in a distribution of the exchange notes; or

     - any action or proceeding is instituted or threatened in any court or by before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If we determine in our reasonable judgment that any of the conditions are not satisfied, we may (1) refuse to accept any initial notes and return all tendered initial notes to the tendering holders (or, in the case of initial notes delivered by book-entry transfer within DTC, credit any initial notes to the account maintained within DTC by the participant in DTC which delivered the notes), (2) extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the tenders of initial notes (see "Withdrawal of Tenders" above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

     First Chicago Trust Company of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and inquiries for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                BY MAIL:                               BY FACSIMILE:
First Chicago Trust Company of New York       (for eligible institutions only)
      Corporate Actions Department                     (201) 222-4720
             P.O. Box 2569                             (201) 222-4721
         Jersey City, NJ 07303               Confirm facsimile transmission by
     (registered or certified mail                     telephone only
              recommended)                             (201) 222-4707

         BY OVERNIGHT DELIVERY:                      BY HAND DELIVERY:
First Chicago Trust Company of New York   First Chicago Trust Company of New York
             14 Wall Street                c/o Securities Transfer and Reporting
         8th Floor, Suite 4680                         Services, Inc.
           New York, NY 10005                   100 William Street, Galleria
                                                     New York, NY 10038

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

     We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the reasonable fees and expenses of one firm acting as counsel for the initial purchasers. Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     You must pay all transfer taxes, if any, applicable to the exchange of initial notes under the exchange offer. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the initial notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the initial notes will be amortized over the term of the exchange notes.

                            DESCRIPTION OF THE NOTES

     The initial notes were issued under the indenture and the exchange notes will be issued under the same indenture. The initial notes and the exchange notes due 2004 have substantially identical terms and will constitute a single series of debt securities under the indenture. The initial notes and the exchange notes due 2009 also have substantially identical terms and will constitute an additional series of debt securities under the indenture. If the exchange offer is completed, holders of any remaining initial notes will vote together with holders of the applicable exchange notes for all relevant purposes under the indenture.

     The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, which is filed as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms used and not otherwise defined in this prospectus shall have the meanings ascribed to such terms in the indenture.

GENERAL

     The indenture does not limit the aggregate principal amount of senior debt securities that may be issued thereunder and provides that senior debt securities may be issued under the indenture from time to time in one or more series. The senior debt securities that may be issued under the indenture (including the notes) are collectively referred to in this prospectus as the "Securities."

     The notes due 2004 and the notes due 2009 constitute two series of Securities under the indenture. The initial notes and the exchange notes are collectively referred to in this prospectus as the "notes." If the exchange offer is consummated, holders of initial notes who do not exchange their initial notes for exchange notes will vote together with holders of the exchange notes of such series as one series of Securities for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding debt securities of the relevant series. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any initial notes which remain outstanding after the exchange offer will be aggregated with the exchange notes of such series and the holders of such initial notes and the exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding notes means, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the initial notes and the exchange notes of each series then outstanding.

     The notes will be unsecured senior obligations of Fremont General and will be initially limited to an aggregate principal amount of $425 million. Fremont General may "reopen" any Note series and issue additional notes. The notes will bear interest at the rate per annum shown on the cover of this prospectus from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semiannually on March 17 and September 17 of each year (each, an "Interest Payment Date"), commencing September 17, 1999, to the persons in whose names the notes are registered at the close of business on the March 2 or September 2 next preceding such Interest Payment Date. Interest payable at maturity (or upon any earlier date of redemption) will be payable to the person to whom principal is payable on such date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months. The notes Due 2004 and the notes Due 2009 will mature on March 17, 2004 and March 17, 2009, respectively (each a "Maturity Date"). If any Interest Payment Date, redemption date or Maturity Date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The notes are not subject to any sinking fund.

     Other than as described below under "-- Certain Covenants," the indenture does not contain any provision that would limit the ability of Fremont General to incur indebtedness or to substantially reduce or eliminate Fremont General's assets or that would afford the holders of the notes protection in the event of a decline in Fremont General's credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving Fremont General. In addition, subject to the limitations set forth under "-- Certain Covenants," Fremont General may, in the future, enter into certain transactions, such as the sale of substantially all of its assets or the merger or consolidation of Fremont General, that would increase the amount of Fremont General's indebtedness or substantially reduce or eliminate Fremont General's assets, which may have an adverse effect on Fremont General's ability to service its indebtedness, including the notes.

     Each Note will be issued in book-entry form (a "book-entry note") or in fully registered form (a "certificated note") in either case in minimum denominations of $1,000 and integral multiples thereof. Each book-entry note will be represented by one or more global notes in fully registered form (the "global notes") registered in the name of The Depository Trust Company ("DTC" or the "Depositary") or its nominee. Beneficial interest in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See "-- Form, Denomination and Registration." Except in the limited circumstances described herein, book-entry notes will not be exchangeable for certificated notes.

     Book-entry notes may be transferred or exchanged only through the Depositary. See "-- Form, Denomination and Registration." Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the office of the Trustee at 14 Wall Street, 8th Floor, New York, New York 10005. No service charge will be made by Fremont General or the Trustee for any such registration of transfer or exchange of notes, but Fremont General may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the indenture not involving any transfer).

     Payments of principal, and premium, if any, and interest, if any, on book-entry notes will be made by the Company through the Trustee to the Depositary. See "-- Form, Denomination and Registration." In the case of certificated notes, payment of principal and premium, if any, due on the Maturity Date will be made in immediately available funds upon presentation and surrender thereof at the office or agency maintained by Fremont General for such purpose at the Borough of Manhattan, The City of New York, currently the office of the Trustee at 14 Wall Street, 8th Floor, New York, New York 10005. Payment of interest, if any, due on the Maturity Date of a certificated note will be made to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. Payment of interest, if any, due on a certificated note on any Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the holder entitled thereto as such address shall appear in the security register of Fremont General. Notwithstanding the foregoing, a holder of $10 million or more in aggregate principal amount of certificated notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such holder. Any interest not punctually paid or duly provided for on a certificated note on any Interest Payment Date other than the Maturity Date will forthwith cease to be payable to the holder thereof as of the close of business on the related Record Date and may either be paid (i) to the person in whose name such certificated note is registered at the close of business on a special record date for the payment of such defaulted interest that is fixed by Fremont General, written notice whereof shall be given to the holders of the notes not less than 30 calendar days prior to such special record date, or (ii) at any time in any other lawful manner.

     All moneys paid by Fremont General to the Trustee or any Paying Agent for the payment of principal of, and premium and interest on, any Note which remain unclaimed for two years after such principal, premium or interest shall have become due and payable may be repaid to Fremont General and thereafter the holder of such Note shall look only to Fremont General for payment thereof.

RANKING AND HOLDING COMPANY STRUCTURE

     The notes will be unsecured senior indebtedness of Fremont General ranking equally with Fremont General's existing and future unsubordinated unsecured indebtedness and senior in right of payment to all subordinated indebtedness of Fremont General. The notes will be effectively subordinated to all secured indebtedness of Fremont General with respect to the assets securing such indebtedness and will be effectively subordinated to all liabilities of Fremont General's subsidiaries, including trade payables. The indenture does not limit the aggregate amount of indebtedness that may be incurred by Fremont General or its subsidiaries. As of December 31, 1998, Fremont General had approximately $331 million of indebtedness and other liabilities that would have been senior or pari passu (equal) to the notes outstanding. As of the same date, there was approximately $553 million of indebtedness and other liabilities (not including thrift deposits, inter-company borrowings, insurance reserves or obligations or liabilities incurred in connection with asset securitizations) of Fremont General's subsidiaries that would be structurally senior to the notes. On a pro forma basis, assuming that the net proceeds from the offering of the initial notes had been applied on such date, Fremont General would have had approximately $31 million of such indebtedness and other liabilities outstanding, excluding the initial notes.

     Fremont General's assets consist primarily of investments in its subsidiaries. Fremont General's operations are currently conducted through its subsidiaries. Accordingly, Fremont General's cash flow and consequent ability to service its debt, including the notes, is primarily dependent upon the earnings of its subsidiaries and the distribution of those earnings to Fremont General or upon loans or other payments of funds by those subsidiaries to Fremont General. Fremont General's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loan advances to Fremont General by its subsidiaries are and may continue to be subject to certain statutory and regulatory restrictions and various agreements, principally loan agreements, of Fremont General's subsidiaries that restrict the ability of the respective subsidiaries to pay cash dividends or advance loans and other payments to Fremont General. One of Fremont General's financial services subsidiaries has a credit facility that presently permits borrowings of up to $438 million. Furthermore, our rights, and the rights of Fremont General's creditors to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be effectively subordinated to all existing and future liabilities, including any subordinated debt and trade payables, of Fremont General's subsidiaries, except to the extent that Fremont General is itself recognized as a creditor of such subsidiary, in which case the claims of Fremont General would still be subordinate to any secured claims in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Fremont General.

     Fremont General's secured debt consists primarily of its indebtedness under the Chase Credit Agreement (as defined below under "-- Certain Definitions"). Although the notes will rank equally in right of payment with indebtedness outstanding under the Chase Credit Agreement, the indebtedness represented by the Chase Credit Agreement is secured by a pledge of the stock of Fremont General's principal insurance subsidiary. The notes are unsecured and therefore do not have the benefit of such collateral. As described under "Use of Proceeds," Fremont General used the net proceeds from the offering to repay all outstanding borrowings under the Chase Credit Agreement, although Fremont General may reborrow thereunder, subject to certain conditions and limitations, including as set forth below under "-- Certain Covenants."

OPTIONAL REDEMPTION

     Each of the notes will be redeemable at the option of Fremont General, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum, as determined by the Independent Investment Banker, of the present values of the principal amount and the remaining scheduled payments of interest on the notes to be redeemed, discounted from its scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus accrued but unpaid interest thereon to the redemption date.

     NOTICE OF ANY REDEMPTION MUST BE GIVEN AT LEAST 30 DAYS BUT NOT MORE THAN 60 DAYS BEFORE THE REDEMPTION DATE TO EACH REGISTERED HOLDER OF NOTES TO BE REDEEMED. IF MONEY SUFFICIENT TO PAY THE REDEMPTION PRICE OF AND ACCRUED INTEREST ON ALL OF THE NOTES (OR PORTION THEREOF), TO BE REDEEMED ON THE REDEMPTION DATE IS DEPOSITED WITH THE TRUSTEE OR A PAYING AGENT ON OR BEFORE THE REDEMPTION DATE AND CERTAIN OTHER CONDITIONS ARE SATISFIED, THEN ON AND AFTER SUCH DATE, INTEREST WILL CEASE TO ACCRUE ON SUCH NOTES (OR SUCH PORTION THEREOF), CALLED FOR REDEMPTION.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 50 basis points in the case of both the notes due 2004 and notes due 2009.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with Fremont General.

     "Reference Treasury Dealers" means Merrill Lynch Government Securities Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., and Warburg Dillon Read LLC and their respective affiliates and successors and any other primary U.S. Government securities dealers in New York City (each a "Primary Treasury Dealer") selected by Fremont General in addition to, or in substitution for, such firms; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Fremont General will substitute another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

FORM, DENOMINATION AND REGISTRATION

     So long as the Depositary or its nominee is the registered owner of a global note, the Depositary or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global notes representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and no global note representing the book-entry notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the Depositary and, if such beneficial owner is not a Participant (as hereinafter defined), then such beneficial owner must rely on the procedures of the Participant through which such beneficial owner owns its interest in order to exercise any rights of a holder under such global note or the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note representing the notes.

     The global notes representing the notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies Fremont General that it is unwilling or unable to continue as Depositary for the global notes, (ii) the Depositary ceases to be a clearing agency registered under the Securities Exchange Act, (iii) Fremont General in its sole discretion determines that the global notes shall be exchangeable for certificated notes or (iv) there shall have occurred and be continuing an Event of Default under the indenture with respect to the notes. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global notes representing the notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

     The following is based on information furnished by the Depositary:

          The Depositary will act as the securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). Fully registered global notes will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with the Depositary.

          The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes to Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants, including the Initial Purchasers and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the SEC.

          Purchases of notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such notes on the Depositary's record. The ownership interest of each actual purchaser of each Note represented by a global note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the global notes representing the notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of the global notes representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued.

          To facilitate subsequent transfers, all global notes representing the notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of global notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. will effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial

     Owners of the global notes representing the notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depositary nor Cede & Co. will consent or vote with respect to the global notes representing the notes. Under its usual procedure, the Depositary mails an Omnibus Proxy to Fremont General as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal, premium, if any, and/or interest, if any, payments on the global notes representing the notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or Fremont General, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of Fremont General or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          The Depositary may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Fremont General or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.

          Fremont General may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, certificated notes will be printed and delivered.

          The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that Fremont General believes to be reliable, but Fremont General takes no responsibility for its accuracy.

          The Depositary has further advised Fremont General that management of the Depositary is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depositary ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

          However, the Depositary's ability to perform properly its service is also dependent upon other parties, including but not limited to issuers and their agents, as well as the Depositary's Direct Participants and Indirect Participants and third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliance; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

CERTAIN COVENANTS

Limitations on Liens

     For so long as the notes and any other applicable series of Securities are outstanding, Fremont General will not, and will not permit any Significant Subsidiary to, create, assume, incur or suffer to exist upon any property of Fremont General or any Significant Subsidiaries of Fremont General any Liens to secure Debt, without making effective provision whereby the notes and any other applicable series of Securities then outstanding shall be secured equally and ratably with (or prior to) such other Debt, so long as such other Debt remains secured. This limitation shall not apply to:

          (1) Liens securing Debt for borrowed money, including purchase money Debt, that is incurred to finance the acquisition, construction or improvement of the property subject to such Lien either before or within 90 days after such acquisition, construction or improvement; provided that the principal amount of such Debt does not exceed 100% of the fair market value of the property subject to such Lien;

          (2) Liens securing Debt on property or shares of stock of a corporation at the time the same becomes a Subsidiary of Fremont General or merges into or consolidates with Fremont General or a Subsidiary of Fremont General; provided that such Liens may not be assumed or permitted to exist if they are incurred in anticipation of such corporation becoming a Subsidiary of Fremont General or of such merger or consolidation;

          (3) Liens securing Debt on property at the time Fremont General or a Subsidiary of Fremont General acquires such property; provided that such Liens may not extend to any other property of Fremont General or a Subsidiary of Fremont General at the time such Liens are assumed;

          (4) Liens in favor of Fremont General or any Subsidiary of Fremont General;

          (5) Liens directly or indirectly in favor of, or required by, governmental authorities, including Liens securing Debt owed by any Subsidiary of Fremont General to the Federal Home Loan Bank or other governmental authorities, and Liens related to appeal bonds, judgments, actions at law or in equity and similar matters;

          (6) Renewals, continuations, assignments and/or extensions of Liens described in clauses (1) through (5) above, provided however, that (a) such renewal, continuation, assignment and/or extension shall be limited to all or a part of the same property or shares of stock that secured the Lien, renewal, continuation, assignment and/or extension and (b) the Debt secured by such Lien at such time is not so increased;

          (7) Liens existing on the date of the issuance of the notes or any other applicable series of Securities issued pursuant to the indenture, and renewals, continuations, assignments and/or extensions thereof; provided however, that (a) such renewal, continuation, assignment and/or extension shall be limited to all or a part of the same property or shares of stock that secured the Lien, renewal, continuation, assignment and/or extension and (b) the Debt secured by such Lien at such time is not so increased; and provided further that without making effective provision whereby the notes and any other applicable series of such Securities then outstanding shall be secured equally and ratably with (or prior to) the Debt of Fremont General under the Chase Credit Agreement, Fremont General shall not incur additional Debt under the Chase Credit Agreement at any time that both (a) the Lien securing the Debt of Fremont General under the Chase Credit Agreement on the capital stock of Fremont Compensation Insurance Group, Inc. remains in effect and (b) after giving effect to the incurrence of such Debt, the ratio of Senior Debt to Total Capitalization of Fremont General, on a nonconsolidated basis, would exceed 0.32 to 1.0; or

          (8) Liens not covered by clauses (1) through (7) securing Debt of Fremont General or any of its Significant Subsidiaries, provided that the aggregate principal amount of such Debt immediately after giving effect to the occurrence thereof does not exceed 10% of Consolidated Net Tangible Assets.

Limitation of Dividend and Other Payment Restrictions Affecting Significant Insurance Subsidiaries

     For so long as the notes and any other applicable series of Securities are outstanding, Fremont General will not, and will not permit any Subsidiary of Fremont General to create, cause or suffer to exist any encumbrance or restriction on the ability of any Significant Insurance Subsidiary of Fremont General to (i) pay dividends or make other distributions on its Capital Stock owned by Fremont General or any Insurance Subsidiary of Fremont General; (ii) pay Debt or other obligations owed to Fremont General or any Insurance Subsidiary of Fremont General; (iii) make loans or advances to Fremont General or any Insurance Subsidiary of Fremont General; or (iv) transfer any of its properties or assets to Fremont General or any Insurance Subsidiary of Fremont General.

     The foregoing provisions shall not restrict any encumbrances or restrictions (i) existing on March 17, 1999 and in any renewals of the agreements containing such restrictions; provided that the encumbrances and restrictions in any such renewals are no less favorable in any material respect to the holders of the Securities of any series; (ii) existing under or by reason of applicable law, rule or regulation, or any agreement or understanding with any governmental entity that has jurisdiction over Fremont General or any of its Subsidiaries; (iii) existing with respect to any Person, property or assets acquired, existing at the time of such acquisition and not incurred in contemplation thereof; (iv) in the case of clause (iv) of the immediately preceding paragraph,
(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of any property or assets of Fremont General or any Insurance Subsidiary of Fremont General not otherwise prohibited by the indenture and relating solely to such assets or (c) arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not detract from the value of property or assets of Fremont General or any Insurance Subsidiary of Fremont General in any manner material to Fremont General or such Insurance Subsidiary; (v) with respect to an Insurance Subsidiary of Fremont General and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Insurance Subsidiary; (vi) existing under customary non-assignment provisions entered into in the ordinary course of business and consistent with past practice; and (vii) existing under purchase money obligations for property acquired in the ordinary course of business, so long as the incurrence of such obligations is permitted under the indenture.

Limitation on the Issuance and Sale of Capital Stock of Significant Insurance Subsidiaries

     For so long as the notes and any other applicable series of Securities are outstanding, Fremont General will not sell, and will not permit any Subsidiary of Fremont General, directly or indirectly, to issue or sell any shares of Capital Stock of a Significant Insurance Subsidiary of Fremont General except:
(i) to Fremont General or a wholly-owned subsidiary of Fremont General and (ii) issuance of director's qualifying shares or sales to non-U.S. nationals of shares of capital stock of non-U.S. Subsidiaries, to the extent required by applicable law or regulatory authority.

Reporting Requirements

     For so long as the notes and any other applicable series of Securities are outstanding, the Company's audited annual consolidated financial statements and unaudited quarterly consolidated financial statements will be furnished to the holders of Securities or to the Trustee under the indenture for distribution to holders. In addition, for so long as the notes and any other applicable series of Securities are outstanding, Fremont General will make available upon request, to any holder and any prospective purchaser of Securities, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which Fremont General is not subject to Section 13 or 15(d) of the Securities Exchange Act.

CONSOLIDATION, MERGER AND SALE

     Fremont General will not consolidate with any other corporation or accept a merger of any other corporation into Fremont General or permit Fremont General to be merged into any other corporation, or sell or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation, unless (i) either Fremont General shall be the continuing corporation, or the successor, transferee or lessee corporation (if other than Fremont General) shall be organized under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by indenture supplemental hereto, executed and delivered by such corporation prior to or simultaneously with such consolidation, merger, sale or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the

Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed or observed by Fremont General and (ii) immediately after such consolidation, merger, sale, lease or purchase Fremont General or the successor, transferee or lessee corporation (if other than Fremont General) would not be in default in the performance of any covenant or condition of the indenture.

EVENTS OF DEFAULT

     The term "Event of Default" means any one of the following events with respect to any series of Securities, including the notes:

          (1) default in the payment of any interest on any Security of such series, or any Additional Amounts payable with respect thereto, when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 30 days;

          (2) default in the payment of the principal of or any premium on any Security of such series, or any Additional Amounts payable with respect thereto, when such principal or premium becomes or such Additional Amounts become due and payable at their Maturity;

          (3) default in the deposit of any sinking fund payment when and as due by the terms of a Security of such series;

          (4) default in the performance, or breach, of any covenant or warranty of Fremont General in the indenture or the Securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the indenture specifically dealt with or which has been expressly included in the indenture solely for the benefit of a series of Securities other than such series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to Fremont General by the Trustee or to Fremont General and the Trustee by the holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default";

          (5) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of Fremont General or any of its Significant Subsidiaries, whether such Debt now exists or shall hereafter be created, shall happen and shall result in Debt in aggregate principal amount in excess of $25 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to Fremont General by the Trustee or to Fremont General and the Trustee by the holders of at least 25% in principal amount of the outstanding Securities of such series then outstanding a written notice specifying such default or breaches and requiring it to be remedied and stating that such notice is a "Notice of Default" or other such notice as prescribed in the indenture;

          (6) Fremont General or any of its Significant Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25 million, which is not stayed on appeal or is not otherwise being contested in good faith;

          (7) the entry by a court having competent jurisdiction of:

             (a) a decree or order for relief in respect of Fremont General or any of its Significant Subsidiaries in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

             (b) a decree or order adjudging Fremont General or any of its Significant Subsidiaries to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Fremont General or any of its Significant Subsidiaries and, except in the case of any Regulated Insurance Subsidiary such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

             (c) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Fremont General or any of its Significant Subsidiaries or of any substantial part of the property of Fremont General or any of its Significant Subsidiaries or ordering the winding up or liquidation of the affairs of Fremont General;

          (8) the commencement by Fremont General or any of its Significant Subsidiaries of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Fremont General or any of its Significant Subsidiaries to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Fremont General or any of its Significant Subsidiaries of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of Fremont General or any of its Significant Subsidiaries, as the case may be, or relief under any applicable law, or the consent by Fremont General or any of its Significant Subsidiaries to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Fremont General or any of its Significant Subsidiaries, as the case may be, or any substantial part of the property of Fremont General or any of its Significant Subsidiaries, as the case may be, or the making by Fremont General or any of its Significant Subsidiaries of an assignment for the benefit of creditors, or the taking of corporate action by Fremont General or any of its Significant Subsidiaries in furtherance of any such action; or

          (9) any other Event of Default provided in or pursuant to the indenture with respect to Securities of such series.

     If an Event of Default with respect to Securities of any series at the time Outstanding (other than an Event of Default with respect to Fremont General specified in clause (7) or (8) above) occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal of all the Securities of such series, or such lesser amount as may be provided for in the Securities of such series, to be due and payable immediately, by a notice in writing to Fremont General (and to the Trustee if given by the holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable. If an Event of Default with respect to Fremont General specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the Outstanding

Securities of that series (or such lesser amount as may be provided for in the Securities of such series) shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of any Security of that series.

     At any time after a declaration of acceleration or automatic acceleration with respect to the Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the Outstanding Securities of such series, by written notice to Fremont General and the Trustee, may rescind and annul such declaration and its consequences if (a) Fremont General has paid or deposited with the Trustee a sum of money sufficient to pay all overdue installments of any interest on and Additional Amounts with respect to all Securities of such series and the principal of and any premium on any Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon and (b) all Events of Default with respect to Securities of such series, other than the non-payment of the principal of, any premium and interest on, and any Additional Amounts with respect to Securities of such series which shall have become due solely by such acceleration, shall have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

CERTAIN DEFINITIONS

     The term "Capital Stock" means (i) with respect to any Person organized as a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) corporate stock, and (ii) with respect to any Person that is not organized as a corporation, the partnership, membership or other equity interests or participations in such Person.

     The term "Chase Credit Agreement" means the $400 million Credit Agreement dated as of August 1, 1997 among Fremont General, the lenders party thereto and The Chase Manhattan Bank, as agent for such lenders, and any amendments, modifications, supplements, extensions, renewals, replacements, refinancings or refundings thereof.

     The term "Consolidated Net Tangible Assets" means the total of all assets reflected on a consolidated balance sheet of Fremont General and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with such principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like intangible assets, all as determined in accordance with such principles, less the aggregate of the current liabilities of Fremont General and its consolidated Subsidiaries reflected on such balance sheet, all as determined in accordance with such principles. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by Fremont General and its consolidated Subsidiaries, and other payables and accruals, in each case payable on demand or due within one year of the date of determination of Consolidated Net Tangible Assets, but shall exclude any portion of long-term debt maturing within one year of the date of such determination, all as reflected on such consolidated balance sheet of Fremont General and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles.

     The term "Debt" means (a) any liability of Fremont General or any Subsidiary (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument, or
(3) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (4) consisting of the discounted rental stream properly classified in accordance with generally accepted accounting principles on the balance sheet of Fremont General or any Subsidiary, as lessee, as a capitalized lease obligation;
(b) any liability of others of a type described in the preceding clause (a) to the extent that Fremont General or any Subsidiary has guaranteed or is otherwise legally obligated in respect thereof; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. "Debt" shall not be construed to include (w) thrift deposits, (x) trade payables or credit on open account to trade creditors incurred in the ordinary course of business, (y) obligations or liabilities incurred in connection with the sale, transfer or other disposition of property in connection with the securitization or other asset-based financing thereof; provided however that any such sale, transfer or other disposition shall be for valid consideration and shall not be to prefer directly or indirectly any holder of any other obligation or Debt of Fremont General or any Subsidiary of Fremont General as to any such other obligation or Debt that was already outstanding and did not previously benefit from a Lien, or (z) any contractual obligation, whether or not contingent, with respect to Debt of another Person, to the extent made in the ordinary course of business in connection with lending relationships between the Person and a Subsidiary of Fremont General.

     The term "Insurance Business" means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

     The term "Insurance Subsidiaries" means (i) Fremont Compensation Insurance Group, Inc., a Delaware corporation ("FCIG"), (ii) each of FCIG's Subsidiaries (whether currently in existence or created or acquired thereafter) and (iii) each other Subsidiary of Fremont General created or acquired after the date of the indenture that engages in property and casualty insurance operations, workers' compensation insurance operations or the activities of which are limited to holding the stock or other securities of another Subsidiary or Subsidiaries engaged in property and casualty insurance operations and/or workers' compensation insurance.

     The term "Lien" means any lien, charge, claim, security interest, pledge, hypothecation, right of another under any conditional sale or other title retention agreement, or any other encumbrance affecting title to property. Without limiting the generality of the foregoing, the sale of property used or useful in the business of the seller with the intention of retaining the use thereof under a lease, or other comparable arrangement commonly referred to as a "sale and leaseback," shall be deemed to create a Lien on such property.

     The term "Regulated Insurance Subsidiary" means any Subsidiary of Fremont General, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by the insurance department or similar regulatory authority of such jurisdiction.

     The term "Senior Debt" means the Debt of Fremont General, on a nonconsolidated basis, that ranks equally with or senior to the Securities.

     The term "Significant Insurance Subsidiary" means any Insurance Subsidiary that is a Significant Subsidiary.

     The term "Significant Subsidiary" has the meanings ascribed to such term in Rule 1-02(w) of SEC Regulation S-X as in effect on the date of the indenture.

     The term "Subsidiary" means any Corporation at least a majority of the Voting Stock of which shall at the time be owned, directly or indirectly, by Fremont General, or one or more Subsidiaries, or by Fremont General and one or more Subsidiaries.

     The term "Total Capitalization" means the sum of (a) stockholders' equity of Fremont General; (b) Senior Debt; (c) Debt of Fremont General, on a nonconsolidated basis, that is subordinated to the Securities by its terms, in each case calculated in accordance with generally accepted accounting principles applied on a consistent basis with Fremont General's financial reports; and (d) the 9% Junior Subordinated Debentures due March 31, 2026 of Fremont General issued in connection with the mandatorily redeemable preferred securities of the TOPrS Trust or any other similar securities issued from time to time in the future.

     The term "Voting Stock" of any Person means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or any governing body) of such Person, other than Capital Stock having such power only by reason of the happening of a contingency.

     The term "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' or nominees' qualifying shares, is owned directly or indirectly by such Person.

MODIFICATION AND WAIVER

     Modification and amendments of the indenture may be made by Fremont General and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any Security, (b) reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any Security, (c) change the redemption provisions of any Security or adversely affect the right of repayment at the option of any holder of any Security, (d) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any Security is payable, (e) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Security (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of any holder, on or after the date for repayment), (f) reduce the percentage in principal amount of the outstanding Securities, the consent of whose holders is required in order to take certain actions, (g) reduce the requirements for quorum or voting by holders of Securities as provided in the indenture, (h) modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each Security affected thereby, or (i) modify any of the above provisions.

     The holders of at least a majority in aggregate principal amount of the Securities of any series may, on behalf of the holders of all Securities of such series, waive compliance by Fremont General with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Securities of any series may, on behalf of the holders of all Securities of such series, waive any past default and its consequences under the indenture with respect to the Securities of such series, except a default (a) in the payment of principal of (or premium, if any), or any interest on or any Additional Amounts with respect to Securities of such series or (b) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each Security of any series.

     Under the indenture, Fremont General is required to furnish the Trustee annually a statement as to performance by Fremont General of certain of its obligations under the indenture and as to any default in such performance. Fremont General is also required to deliver to the Trustee, within five days after becoming aware thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Fremont General may discharge certain obligations to holders of any series of Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such Securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such Securities have become due and payable) or to the Maturity thereof, as the case may be.

     The indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to the Securities of or within any series pursuant to
Section 3.1 thereof, Fremont General may elect either (a) to defease and be discharged from any and all obligations with respect to such Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Securities and other obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency with respect to such Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Securities under the covenants described under "Limitation on Liens," "Limitation of Dividend and Other Payment Restrictions Affecting Significant Insurance Subsidiaries" and "Limitation on the Issuance and Sale of Capital Stock of Significant Insurance Subsidiaries" above or, if provided pursuant to
Section 3.1 of the indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Fremont General with the Trustee, in trust, of an amount in U.S. dollars at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Securities on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Fremont General is a party or by which it is bound, and (ii) Fremont General has delivered to the Trustee an Opinion of Counsel (as specified in the indenture) to the effect that the holders of such Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Fremont General, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such Depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depositary receipt.

     In the event Fremont General effects covenant defeasance with respect to any Securities and such Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to Sections 10.5 and 10.6 of the indenture (which Sections would no longer be applicable to such Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Securities at the time of the Stated Maturity but may not be sufficient to pay amounts due on such Securities at the time of the acceleration resulting from such Event of Default. However, Fremont General would remain liable to make payment of such amounts due at the time of acceleration.

GOVERNING LAW

     The indenture and the exchange notes will be governed by the laws of the State of New York.

REGARDING THE TRUSTEE

     The Trustee is permitted to engage in other transactions with Fremont General and its subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences to holders of initial notes who exchange their initial notes for exchange notes in the exchange offer. This discussion is based on currently existing provisions of the Internal Revenue Code, existing, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect or proposed on the date of this prospectus and all of which are subject to change or different interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the United States federal income tax consequences of the exchange of initial notes for exchange notes. This discussion is limited to holders of initial notes who hold the notes as capital assets, within the meaning of section 1221 of the Internal Revenue Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to holders of initial notes and exchange notes in light of their personal circumstances or to some types of holders of initial notes and exchange notes including financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a note. In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, or any estate or gift tax considerations.

     The exchange of initial notes for exchange notes under the exchange offer should not be treated as a taxable exchange for United States Federal income tax purposes. Accordingly, a holder should have the same adjusted tax basis and holding period in the exchange notes as it had in the initial notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus as part of any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer as part of resales of exchange notes received in exchange for initial notes where the initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use upon any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on their resale of exchange notes and any commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the initial notes, other than underwriting discounts and commissions and transfer taxes, if any. In addition, we will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our annual report on form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS WITH REGARD TO THE EXCHANGE NOTES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO EXCHANGE THE EXCHANGE NOTES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IS THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR ANY NOTES ARE EXCHANGED.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Where You Can Find More
  Information.......................    i
Summary.............................    1
Risk Factors........................    8
Use Of Proceeds.....................   12
Ratio Of Earnings To Fixed
  Charges...........................   12
The Exchange Offer..................   13
Description Of The Notes............   22
United States Federal Income Tax
  Considerations....................   39
Plan Of Distribution................   39
Legal Matters.......................   40
Experts.............................   40

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $425,000,000

                                  FREMONT LOGO

                                FREMONT GENERAL
                                  CORPORATION

                          $200,000,000 SERIES B 7.70%

                             SENIOR NOTES DUE 2004

                          $225,000,000 SERIES B 7.875%

                             SENIOR NOTES DUE 2009

                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                      , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Restated Certificate of Incorporation limits the monetary liability of its directors to the Registrant or its stockholders for breach of such directors' fiduciary duty to the fullest extent permitted by the law of the State of Nevada ("Nevada Law"), as it is amended from time to time.

     Under the Registrant's Bylaws, the Registrant is required, to the maximum extent and in the manner permitted by Nevada law, to indemnify each of its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For the purposes of the Bylaws, a "director" or "officer" of the Registrant includes any person (i) who is or was a director or officer of the Registrant, (ii) who is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation.

     The Registrant is also required to pay all expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required under the Bylaws in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in the Bylaws. The Bylaws further provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any liability asserted against or incurred by such person in such capacity or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     4.1      Indenture dated as of March 1, 1999 between the Registrant and The First National Bank of Chicago (incorporated by
              reference to exhibit 4.9 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (File No.
              1-8007))
     4.2      Registration Rights Agreement dated as of March 17, 1999
              among the Registrant and the Initial Purchasers.
              (incorporated by reference to exhibit 4.10 to the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1998 (File No. 1-8007))
     4.3      Specimen Series B 7.70% Senior Note due 2004
     4.4      Specimen Series B 7.875% Senior Note due 2009
     5        Opinion of Wilson Sonsini Goodrich & Rosati
    23.1      Consent of Ernst & Young LLP
    23.2      Consent of Wilson Sonsini Goodrich & Rosati (included in
              Exhibit 5)
    24        Power of Attorney (see signature page)
    25        Statement of Eligibility of Trustee
    99.1      Form of Letter of Transmittal with respect to Exchange Offer
    99.2      Form of Notice of Guaranteed Delivery
    99.3      Form of Depositary Agreement

(b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

(a) The Registrant hereby undertakes that, for purposes of any liability under the Securities Act, each filing of a registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 23rd day of April, 1999.

                                          FREMONT GENERAL CORPORATION

                                          By:      /s/ LOUIS J. RAMPINO
                                             -----------------------------------
                                                      Louis J. Rampino
                                                President and Chief Operating
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. McIntyre, Louis J. Rampino and Wayne R. Bailey, jointly and severally, as his attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting until said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURES                               TITLE                 DATE
                   ----------                               -----                 ----

             /s/ JAMES A. MCINTYRE                Chairman of the Board,     April 23, 1999
------------------------------------------------  Chief Executive Officer
               James A. McIntyre                  and Director (Principal
                                                  Executive Officer)

              /s/ LOUIS J. RAMPINO                President, Chief           April 23, 1999
------------------------------------------------  Operating Officer and
                Louis J. Rampino                  Director

              /s/ WAYNE R. BAILEY                 Executive Vice President,  April 23, 1999
------------------------------------------------  Treasurer, Chief
                Wayne R. Bailey                   Financial Officer
                                                  (Principal Financial
                                                  Officer) and Director

             /s/ JOHN A. DONALDSON                Senior Vice President,     April 23, 1999
------------------------------------------------  Controller and Chief
               John A. Donaldson                  Accounting Officer
                                                  (Principal Accounting
                                                  Officer)

            /s/ HOUSTON I. FLOURNOY               Director                   April 23, 1999
------------------------------------------------
              Houston I. Flournoy

           /s/ C. DOUGLAS KRANWINKLE              Director                   April 23, 1999
------------------------------------------------
             C. Douglas Kranwinkle

             /s/ DAVID W. MORRISROE               Director                   April 23, 1999
------------------------------------------------
               David W. Morrisroe

             /s/ DICKINSON C. ROSS                Director                   April 23, 1999
------------------------------------------------
               Dickinson C. Ross

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  4.1    Indenture dated as of March 1, 1999 between the Registrant and The First National Bank of Chicago (incorporated by
         reference to exhibit 4.9 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (File No.
         1-8007))
  4.2    Registration Rights Agreement dated as of March 17, 1999
         among the Registrant and the Initial Purchasers.
         (incorporated by reference to exhibit 4.10 to the
         Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1998 (File No. 1-8007))
  4.3    Specimen Series B 7.70% Senior Note due 2004
  4.4    Specimen Series B 7.875% Senior Note due 2009
  5      Opinion of Wilson Sonsini Goodrich & Rosati
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Wilson Sonsini Goodrich & Rosati (included in
         Exhibit 5)
 24      Power of Attorney (see signature page)
 25      Statement of Eligibility of Trustee
 99.1    Form of Letter of Transmittal with respect to Exchange Offer
 99.2    Form of Notice of Guaranteed Delivery
 99.3    Form of Depositary Agreement